EXHIBIT 99.03

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com
Press Release

Shire’s ELAPRASE® (idursulfase) Approved in Mexico for Treatment of Hunter Syndrome
Mexico is the First Latin American Country to Approve Treatment

Basingstoke UK and Cambridge MA, US - February 13, 2008– Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ), the global specialty biopharmaceutical company, announced that ELAPRASE® (idursulfase), a human enzyme replacement therapy for the treatment of Hunter syndrome, has been approved for commercial sale by the Mexican Federal Commission for the Protection against Sanitary Risk (COFEPRIS). Mexico is the tenth-largest pharmaceutical market in the world1 and the first Latin American country to approve ELAPRASE.

Hunter syndrome, also known as Mucopolysaccharidosis II (MPS II), is a serious, life-threatening genetic condition mainly affecting males that results from an absence of, or deficiency in, the lysosomal enzyme iduronate-2-sulfatase. Without sufficient amounts of this enzyme, cellular waste products accumulate in tissues and organs, which then begin to malfunction, leading to severe clinical complications and early mortality.

ELAPRASE, developed by Shire Human Genetic Therapies (HGT), is the first and only enzyme replacement therapy approved for people suffering from Hunter syndrome. The medicine is given as a weekly infusion and is designed to replace the deficient iduronate-2-sulfatase enzyme.

“The approval of ELAPRASE in Mexico marks a significant milestone because for the first time, Hunter syndrome patients in Mexico have access to treatment,” said Sylvie Grégoire, President of Shire HGT, the Shire business unit focused on genetic diseases. “This approval also underscores our dedication and commitment to provide meaningful treatments for patients suffering from serious and often neglected diseases around the world.”

“Hunter syndrome is a devastating disease and until now, Mexican citizens had no viable treatment,” said Dr. Luis Figuera Villanueva, Title C Investigator, Division of the Genetic Center of Western Biomedical, Investigator of the IMSS and Professor of Human Genetics for the Central University of Heath Sciences, University of Guadalajara. “As a physician, it’s

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1 Epsicom Business Intelligence. (June 30, 2007) The Pharmaceutical Market: Mexico

exciting and rewarding to now be able help these patients and their families and offer them hope for a brighter future.”

Since its U.S. approval in July 2006, ELAPRASE has been approved for marketing and commercial distribution in 37 countries worldwide including countries in Europe and Japan. Shire expects to launch the product in Mexico within the first half of 2008.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Jessica Cotrone (North America)	+1 617 613 4640

Notes to editors

About ELAPRASE

ELAPRASE is a purified form of the lysosomal enzyme iduronate-2-sulfatase and is produced by recombinant DNA technology in a human cell line.

Shire Human Genetic Therapies is actively tracking health data among individuals affected by Hunter syndrome as part of the company’s long-term outcome survey, called the Hunter Outcome Survey (HOS). HOS is designed to support the gathering, analysis, reporting and sharing of data from around the world about Hunter syndrome. Shire believes that the inclusion of all people affected by Hunter syndrome, whether on therapy or not, and the analysis and dissemination of this information will allow for further understanding of Hunter syndrome and disease education on a global scale.

More information about ELAPRASE and Hunter syndrome is available at http://www.elaprase.com or http://www.hunterpatients.com.

About Hunter Syndrome

Hunter syndrome (MPS II) is a serious genetic disorder mainly affecting males that interferes with the body’s ability to break down and recycle waste substances called mucopolysaccharides, also known as glycosaminoglycans or GAG. Hunter syndrome is one of several related lysosomal storage diseases.

In Hunter syndrome, cumulative build up of GAG in cells throughout the body interferes with the way certain tissues and organs function, leading to severe clinical complications and early mortality. Physical manifestations for some people with Hunter syndrome may include distinct facial features, a large head and an enlarged abdomen. People with Hunter syndrome may also experience hearing loss, thickening of the heart valves leading to a decline in cardiac function, obstructive airway disease, sleep apnea, and enlargement of the liver and spleen. In some cases, central nervous system involvement leads to progressive neurologic decline.

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe. Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development (including the successful development of JUVISTA® (Human TGFb3)), manufacturing and commercialization (including the launch and establishment in the market of VYVANSE™); the impact of competitive products, including, but not limited to the impact of those on Shire’s Attention Deficit and Hyperactivity Disorder (“ADHD”) franchise; patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval date of INTUNIV™ (guanfacine) extended release (ADHD) and GA-GCB (Gene-Activated Glucocerebrosidane); Shire’s ability to secure new products for commercialization and/or development; Shire’s ability to benefit from its acquisition of New River Pharmaceuticals Inc.; and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2006.

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